Cytomedix,

209 Perry Parkway, Suite 7 Gaithersburg, MD 20877

Ph: (240) 499-2680 Fax: (240) 499-2690

www.cytomedix.com

SEPARATION AGREEMENT

This SEPARATION AGREEMENT ("Agreement") is made and entered into as of March 30, 2013 ("Execution Date") by and between Cytomedix, Inc. ("Cytomedix" or "Company") and Andrew S. Maslan (hereinafter referred to as "Employee").

1.	Purpose of Agreement

1.1           On June 3, 2005, the Company and the Employee executed a letter agreement providing the terms of the Employee's employment with the Company ("Original Agreement"). On October 4, 2006, this Original Agreement was amended by First Addendum to the Employment Agreement by and between parties thereto (the "Addendum"). The Original Agreement and the Addendum are hereinafter referred to collectively as the "Employment Agreement." By the terms of this Agreement, the parties have agreed to set forth their final agreement regarding the termination of Employee's employment with the Company.

1.2           Both the Company and the Employee agree that Employee's departure is not due to any disagreement regarding accounting principles or practices utilized by the Company or financial statement disclosures made by the Company, nor the Employee's dissatisfaction with any aspect of the Company's management, policies or actions during his employment, nor the Company's dissatisfaction with any aspect of the Employee's performance during his employment; the Company and the Employee agree that the Employee's departure is in the best interest of both parties.

1.3           The Company desires and the Employee has agreed that Employee will remain with the Company as its Chief Financial Officer and Secretary until May 10, 2013 (the "Resignation Date"). Both parties have agreed that the Resignation Date shall be the last day of Employee's employment with the Company. The Employee represents and warrants that during this period, and as of the Resignation Date, he has disclosed to the Chief Executive Officer and the Audit Committee of the Company all material facts in his actual knowledge or possession which relate or pertain to the Company.

1.4           The Company and Employee have agreed to enter into this Agreement for the purpose of setting forth their arrangement and understanding regarding the Employee's departure from the Company, and the termination of his employment relationship with the Company.

2.	Termination of Employment.

2.1           Employee hereby tenders his voluntary resignation as Chief Financial Officer and Secretary of the Company as of the Resignation Date. The Company hereby accepts such resignation.

2.2           Pursuant to the terms of the Employment Agreement, the Employee shall be entitled to receive a six (6) month severance package as follows: for a period of six (6) months following the Resignation Date, the Employee will continue to receive his annual base salary and all other benefits on the same terms and schedules as existed immediately prior to his termination and for which he could continue to be eligible during that period, based on the governing terms and conditions of the benefits. Options awarded will continue to vest during the six (6) month period in accordance with applicable vesting schedules. Pursuant to the Stock Option Grant Notice dated as of December 1, 2011, the Employee received options to purchase 50,000 shares of the Company's common stock at a price of $0.80 per share. 33,334 of such options remain unvested as of the date hereof. The Company and the Employee agree that such unvested options shall fully vest upon execution of this Agreement. Notwithstanding the foregoing, the Company represents, warrants, and agrees that the Employee is the holder of the following stock options, all of which, pursuant to the terms of such Options, and consistent with the intent of the Board of Directors, and the Employment Agreement, (i) will be fully vested as of the six month anniversary of the Resignation Date or such earlier date as specified in each respective Stock Option Grant Notice, and will remain in full force and effect until the ten year anniversary of each Option's respective issue date, and (ii) in the event of Employee's death or disability, the Options will remain vested and exercisable by the Employee's estate or the Employee (in case of his disability) until the ten year anniversary of each Option's respective issue date:

Andrew Maslan

Separation Agreement

March 30, 2013

Issue Date	Strike Price	Quantity
1/12/2006	$5.07	60,000
3/22/2006	$2.52	40,000
10/11/2006	$2.73	50,000
7/27/2007	$0.88	20,000
9/18/2008	$0.70	100,000
5/13/2009	$0.60	35,000
9/17/2003	$0.62	30,000
7/13/2010	$0.56	50,000
5/23/2011	$0.37	10,000
12/1/2011	$0.80	50,000

In addition, the Employee will receive a onetime payment of $10,000 with the final severance payroll payment.

The Employee shall be reimbursed for all accrued but unused vacation time as of the Resignation Date. Such reimbursement shall be made at the time of the Company's first regularly scheduled payroll date subsequent to the Resignation Date.

The Employee shall be entitled to apply for continued health benefits under COBRA or similar state program under Maryland law.

Following the Resignation Date, the Company shall have a continuing obligation to reimburse the Employee within fifteen (15) days of submission of any business related expenses incurred in the ordinary course of the Employee's employment.

3.	No Current Claims

3.1           The Employee warrants and represents that he is not presently a named plaintiff in any law suit, filed in any jurisdiction; against Company and that he has not filed a charge with the United States Equal Employment Opportunity Commission or any other administrative agency against Company. In the event that this warranty and representation is incorrect, Company shall have the absolute right to terminate this Agreement, and to demand and have immediately returned to Company all consideration paid by it to Employee pursuant to this Agreement.

3.2           The Company is hereby indemnified and held harmless by Employee for any breach of the warranty and representation contained in this Section 3, and to recover from Employee all costs and expenses incurred as a result of Employee's breach of the warranty and representation contained in this Section 3, and all costs and expenses incurred in defending any now pending legal or administrative proceeding, not referenced in this Section 3, in which Employee is a named plaintiff, claimant or petitioner. Costs and expenses, for purposes of this Section 3, shall include, but not be limited to, attorneys' fees and other legal costs.

Andrew Maslan

Separation Agreement

March 30, 2013

4.	Covenant Not to Sue and Release

4.1           Except for the rights and obligations provided by or arising under this Agreement, Employee hereby releases, acquits, withdraws, retracts and forever discharges any and all claims, manner of actions, causes of action, in law or in equity, suits, judgments, debts, liens, contracts, agreements, promises, liabilities, demands, damages, losses, costs, expenses or disputes, known or unknown, fixed or contingent, which he now has or may have hereafter, directly or indirectly, personally or in a representative capacity, against Company, and its predecessors, successors, administrators, attorneys, fiduciaries, officers, directors, shareholders, representatives, agents, employees, and all persons acting through or in connection with Company, by reason of any act, omission, matter, cause or thing whatsoever, from the beginning of time to, and including, the Resignation Date. This General Release includes, but is not limited to, all claims, manner of actions, causes of action in law or in equity, suits, judgments, debts, liens, contracts, agreements, promises, liabilities, demands, damages, losses, costs, expenses or disputes, known or unknown, fixed or contingent, which arise under the Employment Agreement; Title VII of the Civil Rights Act of 1964, as amended; The Age Discrimination in Employment Act of 1967, as amended; The Americans with Disabilities Act; The Rehabilitation Act of 1973, as amended; The Family and Medical Leave Act as amended; 42 U.S.C. ss.ss. 1981 through 1988, as amended; any federal, state or local statute or ordinance, all as amended; common law claims of breach of contract, intentional or negligent infliction of emotional distress, negligent hiring, breach of the covenant of good faith and fair dealing, promissory estoppel, negligence, wrongful termination or employment, interference with prospective economic advantage, violation of civil rights and all other claims of any type or nature including any claims for attorneys' fees. The parties intend that this release shall discharge all claims against the released parties to the extent permitted by law.

4.2           Employee represents and warrants that he has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any claim that is a subject of this Agreement or any portion thereof or interest therein, and agrees to indemnify, defend, and hold Company harmless from any and all claims based on or arising out of any such assignment or transfer, or purported assignment or transfer, of any claims, or any portion thereof or interest therein.

4.3           Nothing in this Agreement is or should be construed as a release by Employee of, or an agreement by Employee not to sue on, any charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, costs, losses, debts, or expenses arising out of any matter, cause, acts, conduct, claims, or events which may occur after the Resignation Date.

4.4           Except for the rights and obligations provided by or arising under this Agreement, the Company and its affiliates, and their respective successors, and past, current and future fiduciaries, officers, directors, shareholders, administrators, agents, employees, and assigns, hereby releases, acquits, withdraws, retracts and forever discharges any and all claims, manner of actions, causes of action, in law or in equity, suits, judgments, debts, liens, contracts, agreements, promises, liabilities, demands, damages, losses, costs, expenses or disputes, known or unknown, fixed or contingent, which he now has or may have hereafter, directly or indirectly, personally or in a representative capacity, against the Employee by reason of any act, omission, matter, cause or thing whatsoever, from the beginning of time to, and including, the Resignation Date.

4.5           The Company agrees, to the maximum extent permitted by law and the Bylaws and Articles of Incorporation of the Company, as in effect at such time or on the date of this Agreement to defend and indemnify the Employee against and to hold the Employee harmless from any and all claims, suits, losses, liabilities, and expenses (including disputes arising under this Agreement and including reasonable attorneys' fees and payment of reasonable expenses incurred in defending against such claim or suit as such expenses are incurred) asserted against the Employee for actions taken or omitted to be taken by the Employee in good faith and within the scope of his responsibilities as an officer or employee of the Company. If requested by the Employee, the Company shall advance to the Employee, promptly following the Company's receipt of any such request, any and all expenses for which indemnification is available hereunder, subject to the requirements of applicable law and the Company's Bylaws and Articles of Incorporation, subject to the Employee's obligation to repay such advances if it is finally determined that he was not eligible for indemnification.

4.6           The Company shall remove the Employee's name as registered agent, secretary and officer of the Company within a reasonable period after the Resignation Date.

5.	No Admission of Liability or Wrongdoing; Reference Inquiries

The Company and Employee agree and acknowledge that this Agreement is the result of a compromise and shall never at any time for any purpose be construed as an admission of any liability or wrongdoing on the part of any party. In the event that any person or entity requests information regarding Employee's employment with the Company, the Company will inform the inquiring party that Employee's employment with the Company ended by mutual agreement.

Andrew Maslan

Separation Agreement

March 30, 2013

6.	Affirmations; Covenants

6.1           The Employee affirms that he has not filed, caused to be filed, or is party to any claim, complaint, or action against the Company or any of its affiliates in any forum or form. The Employee further affirms that he has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in this Agreement. For clarification, the Company shall pay the Employee his 2012 bonus, previously approved by the Board, in the amount of $52,500, in accordance with customary payroll practices of the Company applicable to the Employee, on or prior to March 31, 2013. The Employee furthermore affirms that he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act. The Employee represents that he is not aware of any facts on which a claim under the Family and Medical Leave Act, the Fair Labor Standards Act, or under applicable state minimum wage, wage payment, or leave laws, could be brought.

6.2           During the term of Employee's employment by Company, Employee has acquired knowledge of confidential and proprietary information regarding, among other things, Company's products and intellectual property, Company's present and future operations, its current or potential customers, pricing strategies, its compensation and incentive programs for employees and the methods used by Company and its employees. Employee hereby agrees that he shall not directly or indirectly use or disclose, any of the Company's Trade Secrets, as defined hereinafter, that he may have acquired during the term of his employment. The term "Trade Secret" as used in this Agreement shall mean information including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and is the subject of reasonable efforts by the Company to maintain its secrecy.

6.3           The Employee agrees not to defame, disparage or demean the Company or any of its affiliates, directly or indirectly (by implication or otherwise) in any manner whatsoever. The Employee agrees to maintain and uphold the name and reputation of the Company and its affiliates, and to refrain from engaging in any action or conduct negligently or intentionally undertaken to damage the name or professional reputation of any of them. The Company's officers and directors agree not to defame, disparage, or demean Employee, directly or indircctly (by implication or otherwise) in any manner whatsoever. The Company's officers and directors agree to maintain and uphold the name and reputation of the Employee, and to refrain from engaging in any action or conduct negligently or intentionally undertaken to damage his name or professional reputation.

6.4           The Employee agrees to reasonably cooperate with the Company, to the extent his testimony is relevant, in any future administrative proceedings or litigation brought against the Company by any U.S. or foreign regulatory agency, private party, former employees or consultants of the Company.

6.5           For twelve (12) months following the Resignation Date, the Employee will not directly or indirectly through another entity (x) induce any employee of the Company to leave the Company's employ (unless the Board of Directors shall have authorized such employment and the Company shall have consented thereto in writing) or in any way interfere with the relationship between the Company and any employee thereof or (y) tortiously interfere with the Company's business relationship with any customer, supplier, licensee, licensor or other business relation of the Company with whom Employee had contact or whose identity Employee learned as a result of his employment by the Company. Employee further agrees that, should he be approached by a person who is or has been an employee of the Company during the Employee's employment by the Company, the Employee will not offer to nor employ or retain as an independent contractor or agent any such person for a period of twelve (12) following the Resignation Date.

6.6           Employee agrees and acknowledges that, if a violation of any covenant contained in Section 6 occurs or is threatened, such violation or threatened violation will cause irreparable injury to Company, that the remedy at law for any such violation or threatened violation will be inadequate and that Company shall be entitled to appropriate equitable relief.

Andrew Maslan

Separation Agreement

March 30, 2013

7.	Property

The Employee acknowledges that, with the exception of the Employee's work computer, which the Parties hereto had agreed that the Employee shall retain following his termination, he has returned all property of the Company, including all documents, data, computer discs, building access card and keys, financial information, customer lists, credit cards, keycards, employee identification cards, pagers, remote computer access tokens, computers, programs, software and discs, including, but not by way of limitation, those programs, software, and discs generated during the Employee's employment, and all other items which are the property of the Company, or contain information which belongs to the Company or any of its affiliates. The Employee agrees that he will not retain any copies, duplicates, reproductions or excerpts of any of the foregoing, in hard copy or on any personal computer or portable data storage device. The Company acknowledges that it has returned all of the Employee's belongings.

8.	Voluntary Agreement

8.1           Employee represents and agrees that he has had a full and adequate opportunity to discuss and consider any claims against the Company. Further, Employee represents and agrees that: (i) this Agreement is written in a manner that he understands; (ii) this Agreement and the promises made in this Agreement by Employee are granted in exchange for the consideration which is granted to Employee in this Agreement; (iii) Employee has been advised to and has had an opportunity to consult with an attorney prior to deciding whether to enter into this Agreement; and (iv) Employee has been given at least twenty-one (21) days within which to consider this Agreement. EMPLOYEE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT.

8.2           This Agreement is executed with the full knowledge and understanding on the part of Employee that there may be more serious consequences, damages or injuries, which are not now known, and that any payment or benefits conferred herein to Employee in consideration of this Agreement are accepted as final. Employee further agrees and represents that it is within his contemplation that he may have claims against Company of which, at the time of the execution of this Agreement, he has no knowledge or suspicion, but he agrees and represents that this Agreement extends to all claims in any way based upon, connected with or related to the matters released herein, whether or not known, claimed or suspected by him.

8.3           Company and Employee represent and acknowledge that in executing this Agreement, they did not rely upon and have not relied upon any written or oral representations or statements not expressly a part hereof that have been made by any party to this Agreement, or by the agents, representatives, or attorneys of any party with regard to the subject matter, basis, or effect of'this Agreement.

8.4           Employee is advised that he may revoke this Agreement within seven (7) days of signing it. Revocation must be made by delivering written notice of the revocation to Martin P. Rosendale. If this Agreement is revoked by Employee in this seven (7) day period, the Agreement will not be effective and enforceable as it relates to the Employee's resignation as Chief Financial Officer and Secretary of the Company.

9.	Miscellaneous

9.1           This Agreement sets forth the complete and exclusive statement of the terms of the agreement between the parties hereto and fully supersedes any and all prior agreements (oral or in writing) or understandings between the parties hereto pertaining to the subject matter hereof.

9.2           This Agreement shall be binding upon and inure to the benefit of Employee and upon his heirs, administrators, representatives, executors, and assigns. This Agreement shall be binding upon and inure to the benefit of Company and its successors, and past, current and future fiduciaries, officers, directors, shareholders, administrators, agents, employees, and assigns.

9.3           The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to any conflict of laws principles. The parties consent to the jurisdiction of the state courts of Delaware for the resolution of any dispute, claim, or controversy arising or relating to this Agreement.

Andrew Maslan

Separation Agreement

March 30, 2013

9.4           This Agreement may be amended or modified only by a written instrument, signed by Company and Employee, that expressly sets forth the parties' intention to amend or modify this Agreement. No condition, term, or provision of this Agreement may be waived by any party except in writing, signed by the party or its authorized representative, that expressly sets forth the party's intention to waive a condition, term or provision of this Agreement.

9.5           Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall be deemed not to be affected.

9.6           The parties hereto agree and acknowledge that they have and will endeavor to implement the terms and conditions of this Agreement in reasonable, good faith compliance with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and provisions of any applicable guidance published thereunder, including Notice 2005-1, the proposed regulations and the final regulations issued under Section 409A of the Code. All payments and benefits provided for under this Agreement shall be made and provided in a manner that is intended to comply with Section 409A of the Code, to the extent applicable. The Employee understands and expressly agrees that he has relied on his own counsel, and has not relied on any tax or legal advice provided by the Company in entering into this Agreement.

9.7           Company represents and warrants that this instrument is a valid and binding corporate action and that the person executing this instrument on behalf of Company is duly authorized to do so on behalf of the Company.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement as of the date set forth below.

Employee		Cytomedix, Inc.

/s/ Andrew Maslan		By:	/s/ Martin P. Rosendale

Date:	3/30/13	Date:	3-30-2013